SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                                919 Third Avenue
                          New York, New York 10022-9998









                                                                October 20, 1995


Prudential Global Limited Maturity Fund, Inc.
(Global Assets Portfolio)
199 Water Street
New York, New York 10292

Prudential Global Limited Maturity Fund, Inc.
(Limited Maturity Portfolio)
199 Water Street
New York, New York 10292

Dear Sirs:

    We are acting as counsel to the Global Asset Portfolio ("Global Asset Portfolio") and the Limited Maturity Portfolio ("Limited Maturity Portfolio") of Prudential Global Limited Maturity Fund, Inc., a Maryland corporation (the "Fund"), in connection with the proposed transfer of all of the assets of Global Assets Portfolio to Limited Maturity Portfolio and the assumption by Limited Maturity Portfolio of Global Assets Portfolio's liabilities, if any, solely in exchange for shares of Limited Maturity Portfolio (the "Shares") pursuant to an Agreement and Plan of Reorganization and Liquidation (the "Agreement"). The transactions provided for in the Agreement are sometimes referred to herein as the "Reorganization."

    In connection with rendering the opinions expressed herein, we have examined the Fund's Registration Statement on Form N-14 (the "Registration Statement") relating to the Shares of Limited Maturity Portfolio to be offered in exchange for the assets of Global Assets Portfolio, and containing the prospectus and proxy statement relating to the transaction (collectively, the "Prospectus"), to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other


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Prudential Global Limited Maturity Fund, Inc.
October 20, 1995
Page 2


documents, records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the form of the Agreement included as Appendix A to the Prospectus.

    In our examination of the foregoing documents we have assumed the genuineness of all signatures, the authority of each signatory, the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, the conformity of the Agreement as executed and delivered by the parties with the form of the Agreement contained in the Prospectus, and the conformity with originals of all agreements, documents, certificates and instruments submitted to us as copies.

    In rendering the opinions expressed herein, we have assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Prospectus. As to other questions of fact material to this opinion, we have assumed, with your approval and without independent investigation or verification, that the following facts will be accurate and complete as of the consummation of the Reorganization (the "Closing Date").

    1. The fair market value of the Shares to be received by each Global Assets Portfolio shareholder will be equal to the fair market value of the Global Assets Portfolio shares surrendered in exchange therefor upon the liquidation of Global Assets Portfolio.

    2. There will be no plan or intention by any shareholder of Global Assets Portfolio who owns 5 percent or more of the outstanding shares of Global Assets Portfolio, and to the best of the knowledge of management of Global Assets Portfolio, there will be no plan or intention on the part of the remaining shareholders of Global Assets Portfolio, to sell, exchange, or otherwise dispose of a number of Shares received in the Reorganization that would reduce Global Assets Portfolio shareholders' ownership of Shares of Limited Maturity Portfolio to a number of Shares having a value, as of the Closing Date, of less than 50 percent of the value of all formerly outstanding shares of Global Assets Portfolio as of the same date. For purposes hereof, shares of Global Assets Portfolio exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional Shares of Limited Maturity Portfolio will be treated as outstanding shares of Global Assets Portfolio at the Closing Date of the Reorganization. Moreover, shares of Global Assets Portfolio and Shares of Limited Maturity Portfolio held by Global Assets Portfolio shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Reorganization and as part of the Reorganization will be considered in making this assumption.


Prudential Global Limited Maturity Fund, Inc.
October 20, 1995
Page 3


    3. Pursuant to the Agreement, Global Assets Portfolio will distribute in liquidation of Global Assets Portfolio, the Shares of Limited Maturity Portfolio received by Global Assets Portfolio in the Reorganization.

    4. The liabilities of Global Assets Portfolio assumed by Limited Maturity Portfolio pursuant to the Reorganization, plus the liabilities, if any, to which assets transferred pursuant to the Reorganization will be subject will constitute less than 20% of the total consideration for the Reorganization, all such liabilities will have been incurred by Global Assets Portfolio in the ordinary course of its business, and Limited Maturity Portfolio will pay no other consideration, except for the Shares, in connection with the Reorganization.

    5. All expenses incurred by Global Assets Portfolio with respect to the Reorganization will be borne by each Portfolio on a pro rata basis (in accordance with the relative net asset values of the Portfolios). Each shareholder of Global Assets Portfolio will pay its share of the expenses, if any, incurred in connection with the Reorganization.

    6. No intercorporate indebtedness will exist between Limited Maturity Portfolio and Global Assets Portfolio that was issued, acquired, or will be settled at a discount.

    7. Global Assets Portfolio will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any shares of stock of Limited Maturity Portfolio.

    8. The assets of Global Assets Portfolio transferred to Limited Maturity Portfolio will include all assets owned by Global Assets Portfolio at fair market value on the Closing Date subject to all known liabilities of Global Assets Portfolio at such time.

    9. In accordance with the terms of the Agreement, Global Assets Portfolio will transfer all of its business and will transfer assets to Limited Maturity Portfolio representing at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Global Assets Portfolio immediately prior to the Reorganization. For purposes of this assumption, amounts paid by Global Assets Portfolio to shareholders who receive cash or other property, amounts paid to dissenters, amounts used by Global Assets Portfolio to pay its reorganization expenses and all redemptions and distributions (other than regular, normal redemptions and dividends) made by Global Assets Portfolio immediately preceding the Reorganization will be included as assets of Global Assets Portfolio held immediately prior to the Reorganization.


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Prudential Global Limited Maturity Fund, Inc.
October 20, 1995
Page 4


    10. The fair market value of the assets of Global Assets Portfolio transferred to Limited Maturity Portfolio will equal or exceed the sum of liabilities assumed by Limited Maturity Portfolio, plus the amount of liabilities, if any, to which the transferred assets will be subject.

    11. Global Assets Portfolio will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

    12. No cash will be paid to the shareholders of Global Assets Portfolio in lieu of fractional shares.

    13. For federal income tax purposes, Global Assets Portfolio will qualify as a regulated investment company (as defined in Code Section-851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to Global Assets Portfolio and will continue to apply through the Closing Date.

    14. As of the Closing Date, Global Assets Portfolio will have declared to its shareholders of record a dividend or dividends payable prior to closing, which together with all previous such dividends will have the effect of distributing all of Global Assets Portfolio's investment company taxable income plus the excess of its interest income, if any, excludable from gross income under Code Section 103(a) over its deductions disallowed under Sections 265 and 171(a)(2) for the taxable year of Global Assets Portfolio ending on the Closing Date and all its net capital gain realized in such taxable year.

    15. Except to the extent necessary to comply with its legal obligation to redeem its own shares, Limited Maturity Portfolio will have no plan or intention to reacquire any of the Shares issued in the Reorganization.

    16. Limited Maturity Portfolio will have no plan or intention to sell or otherwise dispose of any of the assets of Global Assets Portfolio acquired in the Reorganization, except for dispositions made in the ordinary course of business.

    17. Following the Reorganization, Limited Maturity Portfolio will continue the historic business of Global Assets Portfolio or use a significant portion of Global Assets Portfolio's historic business assets in its business.


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Prudential Global Limited Maturity Fund, Inc.
October 20, 1995
Page 5


    18. Limited Maturity Portfolio will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any shares of Global Assets Portfolio.

    19. Limited Maturity Portfolio will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

    20. At the Closing Date, Limited Maturity Portfolio will qualify as a regulated investment company (as defined in Code Section-851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to Limited Maturity Portfolio prior to the Reorganization and will continue to apply after the Closing Date.

    Based on the foregoing and subject to the assumptions and limitations set forth above and such examination of law as we have deemed necessary, we are of the opinion that:

     1. The Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code;

     2. Global Assets Portfolio and Limited Maturity Portfolio will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     3. Pursuant to Sections 361(a) and 357(a) of the Code, no gain or loss will be recognized by Global Assets Portfolio upon the transfer of its assets to Limited Maturity Portfolio in exchange solely for Shares of Limited Maturity Portfolio as a result of the Reorganization and the assumption by Limited Maturity Portfolio of Global Assets Portfolio's liabilities, if any, or upon the distribution (whether actual or constructive) of the Shares of Limited Maturity Portfolio in complete liquidation of Global Assets Portfolio;

     4. Pursuant to Section 1032(a) of the Code, no gain or loss will be recognized by Limited Maturity Portfolio upon its acquisition of Global Assets Portfolio's assets solely in exchange for Shares of Limited Maturity Portfolio and the assumption by Limited Maturity Portfolio of the liabilities of Global Assets Portfolio;

     5. Pursuant to Section 362(b) of the Code, the basis of the assets of Global Assets Portfolio acquired by Limited Maturity Portfolio will be the same as the basis of such assets when held by Global Assets Portfolio immediately prior to the Reorganization;




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Prudential Global Limited Maturity Fund, Inc.
October 20, 1995
Page 6



     6. Pursuant to Section 1223(2) of the Code, the holding period of the assets of Global Assets Portfolio acquired by Limited Maturity Portfolio will include the period during which such assets were held by Global Assets Portfolio;

     7. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by a shareholder of Global Assets Portfolio upon the exchange of his or her shares for Shares of Limited Maturity Portfolio, including fractional shares, in liquidation of Global Assets Portfolio;

     8. Pursuant to Section 358(a)(1) of the Code, the basis of the Shares of Limited Maturity Portfolio received by former Global Assets Portfolio shareholders will be the same as the basis of Global Assets Portfolio shares surrendered in exchange therefor; and

     9. Pursuant to Section 1223(1) of the Code, the holding period for Shares of Limited Maturity Portfolio received by each shareholder of Global Assets Portfolio in exchange for his or her shares of Global Assets Portfolio will include the period during which such shareholder held shares of Global Assets Portfolio (provided Global Assets Portfolio shares were held as capital assets on the date of the exchange).

    We note that we are members of the Bar of the State of New York and are not members of the Bar of, or authorized to practice law in, any other jurisdiction, and that our opinion is expressly limited to the federal laws of the United States.

    The opinions expressed herein are based upon currently applicable statutes and regulations and existing interpretations. We can provide no assurance that such statutes or regulations, or existing judicial or administrative interpretations thereof, will not be amended, revoked or modified (possibly prior to the Closing Date) in a manner which would affect our conclusions. Finally, we note that this opinion is solely for the benefit of the addressees hereof in connection with the transaction described herein and, except as otherwise provided herein, should not be referred to, used, relied upon or quoted (with or without specific reference to our firm) in any documents, reports, financial statements or otherwise, without our prior written consent.




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Prudential Global Limited Maturity Fund, Inc.
October 20, 1995
Page 7


    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement or in the Prospectus constituting part thereof.

                                         Very truly yours,


                                 /s/ Shereff, Friedman, Hoffman & Goodman, LLP Shereff, Friedman, Hoffman & Goodman, LLP

SFH&G:JHN:MKN:SDB:KLJ:dmw